Exhibit 99.1

Cornerstone Bancshares, Inc. Announces 2nd Quarter 2009 Financial Results on July 31, 2009

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--July 31, 2009--Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

Cornerstone Bancshares, Inc. announced financial results for the second quarter of 2009 with a net loss of $603,000 or ($.10) per share. Year-to-date, Cornerstone reports a net loss of $3.5 million or ($.56) per share. The second quarter 2009 loss was a direct result of Cornerstone’s continued commitment to reduce problem assets as the Bank provided $1.5 million of additional provision for loan losses. At this time management believes that it has identified all the material substandard loans and has not identified any new problem loans within the last 90 days. If the economy does not deteriorate further, the Bank should see a material improvement in its asset quality metrics and should see improvements in earnings as problem assets become less of a drag on earnings generation. Cornerstone’s net interest margin remained at a historically low rate of 3.48% year-to-date; however, management expects an improvement as the amount of nonaccrual loans decreases and the certificate of deposit portfolio re-prices to lower current rates. The Bank is committed to reducing expenses and improving core earnings. During the second quarter the Bank closed its Loan Production Office in Knoxville, TN and reduced its annualized employee expense by 10%. The savings from this reduction in expenses will be realized during the fourth quarter of 2009 but will be partially offset by higher FDIC assessment fees expected in the second half of 2009.

Cornerstone expects earnings to improve during the second half of 2009, and expects to break even for the third quarter and make a small profit for the fourth quarter. This reduced income profile should allow the Bank to complete its program to purge the balance sheet of problem assets during 2009 and focus on a profitable 2010. Not included in this forecast are TARP funds under the CPP program. If Cornerstone receives an injection of preferred capital then the Bank’s profit profile will improve materially.

The Bank’s asset quality deteriorated during the second quarter in 2009 as non-performing loans as a percentage of QTD average total loans increased to 3.62%, while past-due loans as a percentage of total loans increased to 2.63%. Cornerstone had net charge-offs of $7.3 million during the second quarter. The Bank’s total non-performing assets increased to $18.4 million, as problem loans identified during the fourth quarter of 2008 and the first quarter of 2009 progressed through the collection cycle. The Bank believes these numbers have reached their height and will begin reducing steadily during the third and fourth quarters of 2009 and continuing into 2010.

Overall, Cornerstone remains well-capitalized and has retained its strong earnings platform that, once its asset quality issues improve, will return as a high performance Bank.

Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA, with five full-service branches and one loan production office in Dalton, GA, and $465 million in assets, specializing in business financial services.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. The statements are based on management's current beliefs and assumptions about expectations, estimates, strategies and projections. These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

CORNERSTONE BANCSHARES, INC.
Selected Financial Information
as of June 30, 2009					Page 1
(in thousands)
	Three Months			Year-to-Date
	Ending June 30%			Ending June 30%
EARNINGS SUMMARY	2009	2008	Change	2009	2008	Change
Interest income	$6,428	$7,757	-17.1%	$13,292	$15,817	-16.0%
Interest expense	2,791	3,223	-13.4%	5,662	6,693	-15.4%
Net interest income	3,637	4,533	-19.8%	7,630	9,124	-16.4%
Provision for loan loss	1,559	170	720.5%	7,284	487	1336.7%
Net interest income after provision	2,078	4,363	-52.2%	346	8,637	-96.0%
Noninterest income	655	525	24.9%	918	919	-0.1%
Noninterest expense	3,773	3,216	18.1%	7,066	6,313	12.3%
Pretax income	(1,040)	1,672	-162.2%	(5,801)	3,243	-278.9%
Income taxes	(437)	599	-173.0%	(2,287)	1,155	-298.0%
Net income	$(603)	$1,073	-156.2%	$(3,514)	$2,088	-268.3%

Earnings per common share	$(0.10)	$0.17	-156.2%	$(0.56)	$0.33	-268.5%
Weighted average common shares
outstanding	6,319,718	6,319,718		6,319,718	6,328,234

	Three Months			Year-to-Date
AVERAGE BALANCE	Ending June 30%			Ending June 30%
SHEET SUMMARY	2009	2008	Change	2009	2008	Change
Loans, net of unearned income	$370,524	$384,487	-3.6%	$377,095	$385,294	-2.1%
Investment securities & other	67,938	49,141	38.2%	67,493	45,786	47.4%
Earning assets	438,461	433,628	1.1%	444,588	431,080	3.1%
Total assets	459,645	452,246	1.6%	464,825	449,359	3.4%
Noninterest bearing deposits	42,752	42,375	0.9%	42,907	43,438	-1.2%
Interest bearing transaction deposits	68,557	85,682	-20.0%	69,123	89,559	-22.8%
Certificates of deposit	222,736	181,919	22.4%	223,984	182,222	22.9%
Total deposits	334,044	309,977	7.8%	336,014	315,219	6.6%
Other interest bearing liabilities	94,933	105,291	-9.8%	95,455	95,963	-0.5%
Shareholder's equity	33,857	37,350	-9.4%	35,384	37,238	-5.0%

	Three Months			Year-to-Date
	Ending June 30			Ending June 30
SELECTED RATIOS	2009	2008		2009	2008

Average equity to
average assets	7.37%	8.26%		7.61%	8.29%
Average net loans to
average total assets	80.61%	85.02%		81.13%	85.74%
Return on average assets	-0.52%	0.95%		-1.51%	0.93%
Return on average total equity	-7.12%	11.49%		-19.86%	11.21%
Actual equity on June 30,	$32,699,086	$37,099,164
Actual # shares outstanding on June 30,	6,319,718	6,319,718
Book value per common share	$5.17	$5.87

CONTACT:
Cornerstone Bancshares, Inc.
Frank Hughes, President & Treasurer, 423-385-3009